EXHIBIT 10.74
                            PATENT LICENSE AGREEMENT

                                     between

                            PROTEIN DESIGN LABS, INC.

                                       and

                                 MEDIMMUNE, INC.

  This Agreement ("Agreement"), effective as of July 17, 1997 ("Effective Date"), is made by and between PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043, USA (hereinafter "PDL") and MEDIMMUNE, INC., a Delaware corporation, having offices at 35 West Watkins Mill Road, Gaithersburg, MD 20878 (hereinafter "MEDIMMUNE").

                                    RECITALS

  A. MEDIMMUNE desires to license certain patents owned or controlled by PDL related to a humanized antibody directed against CD-2 for the treatment of acute organ rejection, transplantation and autoimmunity, which antibody has involved significant development efforts undertaken by MEDIMMUNE (including without limitation that certain antibody known as "MEDI-507"); and

  B. PDL is willing to license to MEDIMMUNE such rights under the terms and conditions of this Agreement.

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1.  DEFINITIONS

  All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

  1.01 "Affiliate" means, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party where "control" means the ownership of not less than 50% of the voting shares of a corporation, or decision-making authority as to an unincorporated entity.

  1.02 "Combination Product(s)" shall mean any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

  1.03  "Field" means the field of human prophylaxis and therapy.

  1.04 "Licensed Product(s)" shall mean an Antibody for which MEDIMMUNE has undertaken significant development efforts (e,g., conducted or sponsored a human clinical trial), which product is an Antibody that binds to CD-2 (including without limitation, the MEDI-507 product of MEDIMMUNE or MEDIMMUNE's sublicensees and any modifications or improvements) whose development, importation, manufacture, use or sale would, but for a license under this Agreement, infringe a Valid Claim. "Antibody" as used in the preceding sentence shall include, without limitation, monospecific and bispecific antibodies; less than full-length antibody forms such as Fv, Fab, and F(ab')(2); single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety.

  1.05 "Net Sales" shall mean the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale of Licensed Products, less an allowance of Five Percent (5%) to cover factors such as (a) credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and
(c) outer packing, freight and freight insurance costs. If MEDIMMUNE or any of its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to MEDIMMUNE, or as reasonably estimated by MEDIMMUNE if unknown, shall be included in the definition of Net Sales.

  1.06 "PDL Patent Rights" means the patents (as well as any foreign counterparts or patent applications thereto) identified on Exhibit A, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent.

  1.07  "Territory" means the world.

  1.08 "Valid Claim" means any claim in any issued patent included in the PDL Patent Rights which has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review.



2.  LICENSE

  2.01 License Grant. Subject to the terms and conditions of this Agreement, PDL hereby grants and MEDIMMUNE hereby accepts a nonexclusive license under the PDL Patent Rights limited to the Field and Territory, including the right to grant sublicenses (subject to Section 2.02), to make, import, have made, use or sell Licensed Products.

  2.02 Limitation on Sublicenses; Notification of Grant of Sublicense. MEDIMMUNE shall have the right to grant sublicenses of its rights under
Section 2.01 only in connection with the assignment or license by it of a Licensed Product to a third party and only with respect to that Licensed Product. Promptly following execution of any sublicense hereunder, but in any event not less than ten (10) days thereafter, MEDIMMUNE shall notify PDL of the identity of the sublicensee and the scope of the sublicense. In any event, the grant a sublicense under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement. With respect to BioTransplant Incorporated ("BioTransplant"), the right of MEDIMMUNE to grant a sublicense under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and shall be evidenced by delivery of a letter from BioTransplant hereunder substantially in the form attached hereto as Exhibit B.

  2.03 Notification of Other Potential Licensee. PDL shall use commercially reasonable efforts to notify MEDIMMUNE in the event that a third party proposes to obtain a license under the PDL Patent Rights in the Field. MEDIMMUNE shall have a period of ten (10) business days from notification to propose terms for an amendment to this Agreement for an exclusive license in the Field and Territory. PDL agrees to reasonably consider any proposal to enter into an amendment to this Agreement for an exclusive license proposed by MEDIMMUNE, but neither party shall have any obligation to enter into such amendment.

  2.04  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

3.  MILESTONE PAYMENTS; ROYALTIES, REPORTS

  3.01  Payments.  In consideration for the license granted by PDL under
Article 2 of this Agreement MEDIMMUNE shall pay the amounts set forth in this
Section 3.01.

     (a) Licensing and Signing Fee. Within ten (10) days following the execution of this Agreement MEDIMMUNE shall pay to PDL a nonrefundable signing and licensing fee in the sum of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).




(b)  Milestone Payments.

       i. Initiation of Phase III Clinical Trials(s). Within thirty (30) days following entry of a Licensed Product into a Phase III clinical trial in any country in the Territory, CLIENT shall pay to PDL a one time nonrefundable sum of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

       ii. Approval to Market in the U.S. Within thirty (30) days following the initial approval to market a Licensed Product in the U.S., MEDIMMUNE shall pay to PDL the nonrefundable sum of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

       iii. First Sale in the U.S. Within thirty (30) days following the initial sale of a Licensed Product that, but for the licenses granted to MEDIMMUNE under this Agreement would infringe a Valid Claim in the U.S., MEDIMMUNE shall pay to PDL the nonrefundable sum of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

       iv. First Sale in Europe. Within thirty (30) days following the initial sale of a Licensed Product that, but for the licenses granted to MEDIMMUNE under this Agreement would infringe a Valid Claim in any country in Europe, MEDIMMUNE shall pay to PDL the nonrefundable sum of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

Each milestone set forth in this Section 3.01 shall be deemed achieved and the corresponding milestone payment due upon the achievement of the milestone, whether by MEDIMMUNE, its Affiliates or sublicensees. Any payment made by MEDIMMUNE for the achievement of any milestone herein shall be paid by MEDIMMUNE only once.

  3.02 Annual Maintenance Fee. In further consideration of the license granted under Article 2, not later than June 30, 2000 and not later than May 31 each year thereafter, MEDIMMUNE shall pay PDL a nonrefundable annual maintenance fee in the amount of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED).

  3.03  Royalties to PDL; Credits Against Royalties.

    (a)  In further consideration of the rights and licenses granted under
Article 2, MEDIMMUNE shall pay to PDL a royalty of (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of the Net Sales of all Licensed Products sold by MEDIMMUNE or its Affiliates or sublicensees to non-Affiliated third parties in each country in the Territory until the last date on which there is a Valid Claim that, but for the licenses granted to MEDIMMUNE under this Agreement, would be infringed by the making, importing, using, having made or sale of that Licensed Product in such country in the Territory or by the manufacture of Licensed Product in the country of manufacture.

     (b) (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

  3.04 Sales Among Affiliates. Sales between and among MEDIMMUNE, its sublicensees and its Affiliates of Licensed Products which are subsequently resold or to be resold by such sublicensees or Affiliates shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on any subsequent sale of such Licensed Products to a non-affiliated third party.

  3.05 Combination Products. Net Sales in a particular country in the Territory, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country in the Territory when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country in the Territory, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question.

  3.06  Withholding.

     (a)  Payments.  MEDIMMUNE shall pay all amounts payable to PDL under
Section 3.01 and Section 3.02 from a U.S. bank account. Any deductions for any taxes or other withholding that may be applicable to the payments to PDL under Sections 3.01 and 3.02 shall be promptly paid by MEDIMMUNE to the appropriate governmental authority and MEDIMMUNE shall provide proof of payment to PDL.

     (b) Royalty Payments. MEDIMMUNE may withhold from royalties due to PDL amounts for payment of any withholding tax that MEDIMMUNE has paid to any taxing authority with respect to royalties due on account of the sale or manufacture of Licensed Products in the Territory. MEDIMMUNE agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products.

  3.07 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to-a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last fifteen (15) banking days of each calendar quarter.

  3.08  Royalty Reports.

     (a) Current Reports. MEDIMMUNE agrees to make written reports and royalty payments to PDL within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first commercial sale occurs. These reports shall show for the calendar quarter in question Net Sales by MEDIMMUNE, its Affiliates and sublicensees of the Licensed Products in the Territory on a country-by-country basis, details of the quantities of Licensed Products sold in each country and the country of manufacture if different, and the royalty due to PDL thereon pursuant to Article 2. Concurrently with the making of each such report, MEDIMMUNE shall make any payment due to PDL of royalties for the period covered by such report.

     (b) Termination Report. For each Licensed Product, MEDIMMUNE also agrees to make a written report to PDL within ninety (90) days after the date on which MEDIMMUNE, its Affiliates or sublicensees last sell that Licensed Product in the Territory stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

  3.09 Inspection MEDIMMUNE agrees to keep clear, accurate and complete records for a period of at least three (3) years (or such longer period as may correspond to MEDIMMUNE's internal records retention policy) for each reporting period in which Net Sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in the Territory in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to MEDIMMUNE, from time-to-time to the extent necessary, during normal business hours and upon reasonable notice, but not more than once a year. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that MEDIMMUNE underpaid PDL by five percent (5%) or more, then the audit fees shall be paid by MEDIMMUNE. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

4.  PATENT UPDATE

  4.01 Updates. Upon the written request of MEDIMMUNE (which request shall not be made more than once per calendar year), PDL agrees to provide a written update of the information relating to the PDL Patent Rights as set forth on Exhibit A.

  4.02 Defense of PDL Patent Rights. With respect to the PDL Patent Rights licensed under this Agreement, PDL at its sole cost and expense agrees to take all steps and proceedings and to undertake such other acts as PDL may, in its sole discretion, deem necessary or advisable to restrain any infringement or improper or unlawful use of the PDL Patent Rights in the Field and Territory. MEDIMMUNE shall permit PDL to have the sole right to take such steps, conduct any such proceedings or undertake any such actions to restrain any infringement or improper or unlawful use of the PDL Patent Rights in the Territory, whether or not MEDIMMUNE is a party to such steps, proceedings or actions. Any Moines recovered from alleged infringers shall be retained by PDL.

  4.03 Notification. MEDIMMUNE shall promptly notify PDL in writing of any actual or suspected infringement of any PDL Patent Right, which notification shall specify in reasonable detail the nature of such actual or suspected infringement. If, in MEDIMMUNE's reasonable opinion, PDL has not undertaken action reasonably designed to restrain any infringement or improper or unlawful use of the PDL Patent Rights with respect to an Antibody directed against CD-2 by such third party in the particular country and MEDIMMUNE's market share of the indications for which Licensed Products are sold in that country is reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) or more as a result of the infringing or unlawful use of PDL Patent Rights with respect to an Antibody directed against CD-2, then MEDIMMUNE shall be entitled to reduce the royalties payable on Net Sales of Licensed Products in that country as follows: (a) by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) if MEDIMMUNE's market share is reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) up to (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), and (b) by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) if MEDIMMUNE's market share is reduced by (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) or more; provided that the royalty rate on Net Sales of Licensed Products in that country shall revert to the applicable royalty rate under Section 3.03 at such time as the infringement is abated.

5.  REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

  5.01 Valid Agreement. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement and that the signatory hereto is duly authorized to execute and deliver this Agreement. In addition, PDL represents and warrants that it is the owner of the PDL Patent Rights.

  5.02 No Warranty of Validity, Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation that any Licensed Product made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

  5.03 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS DEVELOPED BY MEDIMMUNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY MEDIMMUNE UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

  5.04 Indemnification. MEDIMMUNE shall at all times, during the term of this Agreement and thereafter, defend, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any third party claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) arising out of or resulting from the development, manufacture, holding, use, testing, advertisement, sale or other disposition by MEDIMMUNE, its Affiliates or sublicensees, or any distributor, customer or representative of MEDIMMUNE or any one in privity therewith, of any Licensed Product. PDL shall give MEDIMMUNE prompt notice of any such claim, proceeding or action and MEDIMMUNE shall control the defense, settlement or compromise of any such claim, proceeding or action; provided that the control granted to MEDIMMUNE hereunder shall not include any right to grant licenses or sublicenses under the PDL Patent Rights without the prior written consent of PDL, which consent may be withheld in PDL's sole discretion.

6.  CONFIDENTIALITY

  6.01 Confidentiality. PDL and MEDIMMUNE acknowledge that in the course of negotiations and furtherance of the interests of the parties hereunder that it ("Recipient") may receive confidential information of the other party ("Provider"). "Confidential Information" means any and all data and information which (a) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature; or (b) with respect to any oral presentation or communication, is designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; or (c) is otherwise characterized by Provider as confidential information.

  6.02 Limitations on Use; Information Not Considered Confidential. Except as expressly provided in Section 8.03(a), each party shall keep confidential, and shall not use the Confidential Information of the other party for any purpose other than the development and commercial exploitation of Licensed Products in the Territory, during the term of this Agreement and for five (5) years after termination hereof, all Confidential Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Confidential Information (a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; (c) is disclosed in good faith to recipient by a third party under a reasonable claim of right, or (d) is required to be disclosed pursuant to an order of a court of law or governmental agency; provided that the disclosing party shall advise the other party promptly of any such disclosure requirement in order to permit such other party to undertake efforts to restrict or limit the required disclosure.

7.  TERM AND TERMINATION

  7.01 Term. Unless earlier terminated as provided in this Article 7, this Agreement shall come into force on the date first set forth above and shall continue until the expiration of the obligation to pay royalties to PDL in accordance with Article 3 above. Thereafter, this Agreement shall terminate and all licenses or sublicenses granted hereunder shall become fully paid-up, irrevocable licenses.

  7.02  Termination.

     (a) This Agreement may be terminated by MEDIMMUNE (I) immediately upon written notice that it is terminating further development of MEDI-507 (or any successor thereto); or (II) for convenience on thirty (30) days prior written notice.

     (b) If either party shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within (I) in the case of default in payment, ten (10) days, and (II) in all other cases of default or breach, thirty (30) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within the specified cure period after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

     (c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party's property; or (iv) an assignment for the benefit of creditors of the other party.

     7.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

     7.04 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the confidentiality and indemnity obligations and any accrued payment obligations under Articles 3, 5 and 6 shall survive any termination of this Agreement.

     7.05 Direct License. In the event that this Agreement terminates, any sublicense granted under the terms of Section 2.02 hereunder shall, upon the written request of the sublicensee, become a direct license between PDL and that sublicensee so long as the (a) sublicense does not impose obligations on PDL beyond those set forth in this Agreement, and (b) sublicensee is not in breach of its sublicense agreement or, mutatis mutandis, the terms of this Agreement.

8.  MISCELLANEOUS

  8.01 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

  8.02 Validity. Should one or several provisions of the Agreement be or become invalid, then the parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have contracted this Agreement with those new provisions. In the event that such provisions cannot be determined or are legally impermissible, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have contracted this Agreement without the invalid provisions.

  8.03  (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED)

  8.04 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be effective three (3) days after such delivery:

     If to PDL:          Protein Design Labs, Inc.
                    2375 Garcia Avenue
                    Mt. View, California  94043  USA
                    Attention:  Chief Executive Officer

     Copy to:       Protein Design Labs, Inc.
                    2375 Garcia Avenue
                    Mt. View, California  94043  USA
                    Attention:  General Counsel

     If to MEDIMMUNE:    MedImmune, Inc.
                    35 West Watkins Mill Road
                    Gaithersburg, MD  20878
                    Attention: Chief Executive Officer

     Copy to:       Elliot M. Olstein, Esq.
                    Carella, Byrne, Bain, Gilfillan, Cecchi,
                    Stewart & Olstein
                    6 Becker Farm Road
                    Roseland, NJ  07068

  8.05 Governing Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California without regard to choice of law principles .

  8.06 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

  8.07 Assignment. The rights of either party under this Agreement may not be assigned, and the duties of either party under this Agreement may not be delegated, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, that either party may assign this Agreement without prior written consent to a party which acquires all or substantially all of the assignor's business, whether by merger, sale of assets or otherwise.

  8.08 Publicity. PDL may issue a press release identifying the identity of MEDIMMUNE, the parties' entry into this Agreement , with the content of such release to be approved in advance by MEDIMMUNE, which approval shall not be unreasonably withheld. Except as required by law, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that it is determined that a disclosure shall be made by either or both of the parties hereunder, then the parties will work together to develop a mutually acceptable disclosure. MEDIMMUNE agrees to provide PDL with press releases or other information regarding the development status of the Licensed Products hereunder; provided that PDL shall have no obligation to publicly update the status of any Licensed Product.

  8.09 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

  8.10 Export. Each party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

  8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PDL:                          MEDIMMUNE:

PROTEIN DESIGN LABS, INC.     MEDIMMUNE, INC.


By:  (SIGNATURE)              By:  (SIGNATURE)
     /s/Jon Saxe                   /s/David M. Mott
Title:  President             Title:  President and Chief Operating Officer
                                    EXHIBIT A

                                PDL Patent Rights

The following are patents (the "Queen Patent") issued in certain countries in the world as of the Effective Date and licensed under the Agreement. The Queen Patent shall expressly include any patent applications and foreign counterparts thereto filed by PDL before or during the term of this Agreement.

1. European Patent number 0451216B1, Queen, "Humanized Immunoglobulins and their production and use".

2. U.S. patent application number 5,530,101, Queen, "Improved Humanized Immunoglobulins".

3. U.S. patent continuations, continuations-in-part, and divisional applications numbers (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED) of issued U.S. patent number 5,530,101, Queen, "Improved Humanized Immunoglobulins".

4. Japan patent application number (CONFIDENTIAL TREATMENT HAS BEEN REQUESTED), Queen, "Improved Humanized Immunoglobulins".


                                    EXHIBIT B


              Form of Letter from BioTransplant Incorporated to PDL

[Letterhead]


Date

Protein Design Labs, Inc.
2375 Garcia Avenue
Mountain View, CA  94043

Attn:     Vice President, Licensing
     and Corporate Services

     Re:  Acknowledgment of Terms of Sublicense

Dear Sir:

The undersigned duly authorized representative of BioTransplant Incorporated, is a sublicensee ("Sublicensee") of MedImmune, Inc. ("MedImmune") pursuant to that certain Patent License Agreement dated as of July , 1997 ("Agreement") with respect to the grant of a license under certain patents of PDL which cover an anti CD-2 product designated as "MEDI-507" ("Licensed Product"). A condition to the grant of a sublicense is the delivery of this letter.

Sublicensee hereby acknowledges and agrees to be bound by the applicable terms and conditions of the Agreement, excepting licensing and signing fees and milestones but including without limitation the obligation to pay royalties to PDL directly with respect to the making, importing, using and selling of Licensed Products. Sublicensee further agrees that Protein Design Labs, Inc. is a third party beneficiary of the agreement between MedImmune and Sublicensee with respect to the rights sublicensed to Sublicensee.

Very truly yours,

BioTransplant Incorporated

By

Title